Exhibit 99.1

Contact:

Sachem Capital Corp.

John L. Villano, Co-CEO & CFO

(203) 433-4736

FOR IMMEDIATE RELEASE

Sachem Capital Reports 95% Increase in Revenue and 131% Increase in Net Income for the Second Quarter of 2018

Conference Call and Webcast to be Held at 8:00 AM (EDT) on Thursday, August 16, 2018

Branford, Connecticut, August 13, 2018 -- Sachem Capital Corp. (NYSE American: SACH) today announced today its financial results for the three- and six-month periods ended June 30, 2018. In addition, the Company announced that it will host its first investor conference call on Thursday, August 16, 2018, beginning at 8:00 a.m. Eastern Daylight Time (additional details below).

Q2 2018 financial highlights:

•	Revenue increased approximately 95% to approximately 3.04 million

•	Net income increased approximately 131% to approximately $2.21 million, or $0.14 per share

•	Shareholders’ equity of approximately $55.5 million as of June 30, 2018

Based on its performance in the second quarter of 2018, the Company increased its quarterly dividend to $0.11 per share. As a result, the annualized dividend yield on the Company’s common shares is currently approximately 10.6%.

John Villano CPA, co-chief executive officer and chief financial officer of Sachem Capital Corp., stated: “We continue to execute against our business plan as illustrated by our sixth consecutive quarter of sequential revenue growth and improved profitability. Moreover, we continue to strengthen our balance sheet and ended the quarter with over $55 million of shareholders’ equity. We attribute this performance to our disciplined underwriting, extensive due diligence and flexible approach to structuring loans, which provides us a distinct advantage in this market. Given our performance and the strength of our balance sheet, we increased our quarterly dividend to $0.11 per share, which was paid on July 27, 2018 to shareholders of record on July 20, 2017. Looking ahead, we are encouraged by the outlook for the business as we seek to expand our geographic footprint, increase earnings and maximize value for our shareholders.”

Results of operations -- three months ended June 30, 2018

Total revenues for the second quarter of 2018 were approximately $3.04 million compared to approximately $1.56 million for the second quarter of 2017, an increase of approximately $1.48 million, or 94.9%. The increase in revenue reflects an increase in lending operations. For the 2018 period, interest income from mortgage loans was approximately $2.38 million compared to approximately $1.22 million for the corresponding 2017 period, an increase of 95.1%. Origination fees for the 2018 period were approximately $340,000 compared to approximately $170,000 in the corresponding 2017 period. Other revenues increased to approximately $326,000 in the second quarter of 2018 from approximately $166,000 in the corresponding 2017 period. Components of other revenues include late fees, processing fees and other fees collected in connection with funding, extending and/or modifying mortgage loans, net rental income and other income.

Total operating costs and expenses for the second quarter of 2018 were approximately $832,000 compared to approximately $611,000 in the first quarter of 2017, an increase of approximately $229,000, or approximately 37.9%. The increase in operating costs and expenses was due to the increase in lending operations. Interest expense and amortization of deferred financing costs in the 2018 period were approximately $382,000 compared to approximately $171,000 in the 2017 period, an increase of approximately 123.4%, reflecting the increase in the amount of outstanding debt under the Company’s credit facilities. In addition, compensation and related costs in the 2018 period were approximately $300,000 compared to $165,000 in in the 2017 period. This increase was due, in part, to an increase in the annual base compensation of the Company’s two senior executive officers that went into effect as of April 1, 2018. These increases were offset, in part, by a $50,500 decrease in general and administrative expenses.

Net income for the second quarter of 2018 was approximately $2.21 million compared to approximately $957,000 for the second quarter of 2017, an increase of approximately 130.9%. Basic and diluted net income per weighted average common share outstanding for the second quarter of 2018 was $0.14 compared to $0.09 per share for the second quarter of 2017.

Results of operations -- six months ended June 30, 2018

Total revenues for the first half of 2018 were approximately $5.76 million compared to approximately $2.82 million for the first half of 2017, an increase of approximately 104.2%. For the 2018 period, interest income from mortgage loans was approximately $4.34 million compared to approximately $2.26 million for the corresponding 2017 period. Origination fees for the 2018 period were approximately $689,000 compared to approximately $267,000 in the corresponding 2017 period. Other revenues for the first half of 2018 were approximately $732,000 compared to approximately $295,000 in the corresponding 2017 period, an increase of $437,000 or approximately 148.1%.

Total operating costs and expenses for the first half of 2018 were approximately $1.58 million compared to approximately $969,000 in the first half of 2017, an increase of approximately $611,000, or approximately 62.6%. Interest expense and amortization of deferred financing costs in the 2018 period were approximately $605,000 compared to approximately $287,000 in the 2017 period, an increase of approximately 110.8%, reflecting the increase in the amount of outstanding debt under the Company’s credit facilities and offset by the lower rate of interest on the Webster credit facility than the interest rate on the Bankwell credit facility. (See below.) Similarly, the Company experienced increases in compensation expense (approximately $274,000), professional fees (approximately $26,000) and other fees and taxes, including excise taxes (approximately $74,600) in the 2018 period compared to the corresponding 2017 period. These increases were offset by decreases in general and administrative expenses (approximately $15,000), losses from the sale of real estate (approximately $16,000), manager compensation (approximately $36,000) and exchange fees (approximately $21,000).

Net income for the first half of 2018 was approximately $4.18 million compared to approximately $1.85 million for the first of 2017, an increase of approximately 125.9%. Basic and diluted net income per weighted average common share outstanding for the first half of 2018 was $0.27 compared to $0.14 per share for the first half of 2017.

Results of operations for 2017 include those of Sachem Capital Partners, LLC from January 1 through February 9, 2017. For the 2017 period, net income per weighted average number of shares is calculated based on net income and shares outstanding for the period beginning on February 9, 2017 (the effective date of the Company’s IPO) through June 30, 2017. Net income for that period was approximately $610,000.

Financial condition – June 30, 2018

At June 30, 2018,

•	Total assets were approximately $79.90 million, compared to approximately $67.49 million at December 31, 2017;

•	The loan portfolio was approximately $72.38 million compared to approximately $63.27 million at December 31, 2017;

•	Interest and fees receivable from borrowers were approximately $1.12 million compared to approximately $645,000 at December 31, 2017;

•	Total liabilities were approximately $24.38 million, including approximately $22.15 million outstanding under the Webster credit facility and approximately $296,000 outstanding under the term mortgage loan from Bankwell, compared to total liabilities of approximately $12.93 million at December 31, 2017, including approximately $9.84 million outstanding under the Bankwell credit facility and $301,000 outstanding on the Bankwell mortgage loan; and

•	Shareholders’ equity was approximately $55.51 million compared to approximately $54.57 million at December 31, 2017.

As previously reported, on May 11, 2018, the Company entered into an agreement with Webster Business Credit Corporation, Bankwell Bank and Berkshire Bank (collectively, the “Lenders”) under which the Lenders agreed to provide the Company with a $35 million revolving credit facility to replace the Bankwell credit facility, which has now been repaid in full and terminated. The Webster credit facility is secured by a first priority lien on substantially all of the Company’s assets. Amounts outstanding under the Webster credit facility will bear interest at a floating rate equal to the 30-day LIBOR rate plus 4.00% per annum and will be due and payable on May 11, 2022. As of June 30, 2018, the interest rate on the Webster credit facility was 6.09%.

2018 Second Quarter Conference Call

The Company will host a conference call on Thursday, August 16, 2018 at 8:00 a.m., Eastern Daylight Time, to discuss its operating results for three and six months ending June 30, 2018 and its financial condition at the date, as well as other relevant matters.

Interested parties can access the conference call by dialing 877-407-8033 for U.S. callers, or +201-689-8033 for international callers. The call will be available on the Company’s website via webcast at https://www.sachemcapitalcorp.com. John Villano, the Company’s Co-Chief Executive Officer and Chief Financial Officer, will lead the conference call and will also be available to answer questions.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the termination of the call, through 8:00 a.m. on November 16, 2018, and can be accessed by dialing: 877-481-4010 for U.S. callers or +919-882-2331 for international callers and entering conference ID: 13682601.

About Sachem Capital, Corp.

Sachem Capital Corp. (SCC), is the successor to Sachem Capital Partners, LLC (SCP) having acquired all of SCP’s assets and assumed all of SCP’s liabilities in February 2017. Immediately thereafter, SCC completed an underwritten initial public offering of its shares. (Except where otherwise stated to the contrary, SCC and SCP are, collectively, referred to as the “Company”.) The Company specializes in originating, underwriting, funding, servicing and managing a portfolio of first mortgage loans. It offers short term (i.e., three years or less) secured, nonbanking loans (sometimes referred to as “hard money” loans) to real estate investors to fund their acquisition, renovation, development, rehabilitation or improvement of properties located primarily in Connecticut. The Company does not lend to owner occupants. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the Company’s loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and may also be secured with additional real estate collateral. Each loan is also personally guaranteed by the principal(s) of the borrower, which guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities. SCC believes that it qualifies as a real estate investment trust (REIT) for federal income tax purposes and intends to make the election to be taxed as a REIT when it files its 2017 federal income tax return.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward- looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in our Annual Report on Form 10-K for 2017 filed with the U.S. Securities and Exchange Commission on April 2, 2018. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We disclaim any duty to update any of these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

Investor & Media Contact:

Crescendo Communications, LLC

Email: sach@crescendo-ir.com

Tel: (212) 671-1021

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SACHEM CAPITAL CORP.

BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
Assets:
Cash	$2,221,209	$954,223
Escrow deposits	-	111,189
Mortgages receivable	71,408,038	62,166,937
Mortgages receivable, affiliate	969,457	1,104,022
Interest and fees receivable	1,122,580	645,493
Other receivables	53,740	234,570
Due from borrowers	207,156	451,795
Prepaid expenses	46,860	4,520
Property and equipment, net	482,137	501,819
Real estate owned	2,724,819	1,224,409
Deposits on property	18,000	-
Deferred financing costs	636,913	95,560
Total assets	$79,890,909	$67,494,537

Liabilities and Shareholders' Equity:
Liabilities:
Line of credit	$22,145,106	$9,841,613
Mortgage payable	296,082	301,101
Accounts payable and accrued expenses	103,607	390,758
Security deposit held	2,550	2,550
Advances from borrowers	469,598	519,764
Due to note purchaser	-	723,478
Deferred revenue	1,236,907	1,108,400
Accrued interest	125,253	40,592
Total liabilities	24,379,103	12,928,256

Shareholders' equity:
Preferred shares - $.001 par value; 5,000,000 shares authorized; no shares issued	-	-
Common shares - $.001 par value; 50,000,000 shares authorized; 15,415,737 issued and outstanding	15,416	15,416
Paid-in capital	53,315,772	53,315,772
Retained earnings	2,180,618	1,235,093
Total shareholders' equity	55,511,806	54,566,281
Total liabilities and shareholders' equity	$79,890,909	$67,494,537

SACHEM CAPITAL CORP.

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2018	2017	2018	2017
Revenue:
Interest income from loans	$2,375,797	$1,223,919	$4,338,170	$2,260,759
Origination fees, net	340,052	169,939	688,600	267,400
Late and other fees	49,986	35,472	84,083	65,454
Processing fees	37,670	29,450	70,800	54,375
Rental income, net	33,975	21,845	77,730	49,228
Other income	204,781	79,433	499,528	125,580
Total revenue	3,042,261	1,560,058	5,758,911	2,822,796

Operating costs and expenses:
Interest and amortization of deferred financing costs	381,964	170,639	604,920	286,909
Compensation, fees and taxes	299,729	164,986	545,304	270,825
Compensation to manager	-	-	-	35,847
Professional fees	42,137	48,403	158,459	132,142
Other fees and taxes	21,121	-	55,601	-
Exchange fees	-	37,665	16,667	37,665
Depreciation	5,834	7,734	13,468	12,890
General and administrative expenses	81,297	131,754	162,660	177,341
Loss on sale of real estate	-	42,231	-	15,753
Excise tax	-	-	19,000	-
Total operating costs and expenses	832,082	603,412	1,576,079	969,372
Net income	$2,210,179	$956,646	$4,182,832	$1,853,424

Basic and diluted net income per common share outstanding:
Basic	$0.14	$0.09	$0.27	$0.14	*
Diluted	$0.14	$0.09	$0.27	$0.14	*

Weighted average number of common shares outstanding:
Basic	15,415,737	11,103,237	15,415,737	11,103,237
Diluted	15,415,737	11,103,237	15,415,737	11,103,237

* Basic and diluted net income per common share outstanding and weighted average number of common shares outstanding are calculated for the period beginning February 9, 2017 (i.e., the effective date of the company’s initial public offering) and ending June 30, 2017.

SACHEM CAPITAL CORP.

STATEMENTS OF CASH FLOW

(unaudited)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,182,832	$1,853,424
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing costs	43,614	29,117
Depreciation expense	13,468	12,890
Loss on sale of real estate	-	15,753
Adjustment to loss for sale of collateral	-	(42,231)
Changes in operating assets and liabilities:
(Increase) decrease in:
Escrow deposit	111,189	-
Interest and fees receivable	(570,404)	(88,716)
Other receivables	180,830	8,897
Due from borrowers	(105,350)	(108,654)
Prepaid expenses	(42,340)	(72,432)
Deposits on property	(18,000)	(5,000)
(Decrease) increase in:
Due to member	-	(656,296)
Due to shareholder	-	14,928
Due to note purchaser	(723,478)	-
Accrued interest	84,661	14,800
Accrued expenses	(280,939)	31,236
Deferred revenue	107,074	401,646
Advances from borrowers	(50,166)	249,458
Total adjustments	(1,249,841)	(194,604)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,932,991	1,658,820

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of real estate owned	-	90,123
Acquisitions of and improvements to real estate owned	(61,166)	(62,055)
Escrow deposit	-	(311,950)
Purchase of furniture and equipment	-	(116,105)
Security deposit	-	1,750
Principal disbursements for mortgages receivable	(30,263,339)	(23,237,925)
Principal collections on mortgages receivable	18,982,298	9,181,290
Proceeds from sale of mortgage receivable	1,200,000	-
NET CASH USED FOR INVESTING ACTIVITIES	(10,142,207)	(14,454,872)

SACHEM CAPITAL CORP.

STATEMENTS OF CASH FLOW (Continued)

(unaudited)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	45,727,947	16,545,766
Repayment of line of credit	(33,424,454)	(12,498,329)
Principal payments on mortgage payable	(5,019)	(4,030)
Proceeds from IPO	-	13,000,000
Dividends paid	(3,237,305)	(555,162)
Pre-offering costs incurred	-	(1,492,330)
Financing costs incurred	(584,967)	(87,202)
Member contributions	-	653,646
Member distributions	-	(2,460,125)
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,476,202	13,102,234

NET INCREASE IN CASH	1,266,986	306,182

CASH – BEGINNING OF PERIOD	954,223	1,561,863

CASH – END OF PERIOD	$2,221,209	$1,868,045

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

Interest paid	$561,307	$242,991

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

During the six months ended June 30, 2018, the Company purchased a mortgage receivable from a third party at a discount in the amount of $21,433.

Real estate acquired in connection with the foreclosure of certain mortgages, inclusive of interest and other fees receivable, during the six months ended June 30, 2018 amounted to $1,439,244.

The reversal of previously accrued capitalized costs during the six months ended June 30, 2018, amounted to $6,212.

During the six months ended June 30, 2017, the Company issued notes payable in the amount of $169,338 for the acquisition of mortgages receivable.

On February 8, 2017, Sachem Capital Partners, LLC transferred all its assets and liabilities to the Company in exchange for 6,283,237 shares of the Company’s Common stock.